UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2015

NorthWestern Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On September 9, 2015, NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) ("NorthWestern") announced that the Montana Public Service Commission ("MPSC") unanimously voted on September 8, 2015, to provide guidance to the MPSC staff to draft an order to eliminate NorthWestern's Lost Revenue Adjustment Mechanism ("LRAM"). NorthWestern expects the MPSC to approve a final order within the next month and anticipates the elimination of LRAM to be effective beginning with NorthWestern's first monthly tracker filing after the MPSC approves a final order.

NorthWestern's demand-side management ("DSM") programs lower its sales to customers. Base rates, including impacts of past DSM activities, are reset in general rate filings. Between rate filings, the implementation of energy saving measures result in increased lost revenues related to DSM activities. In 2005, the MPSC authorized the LRAM which has allowed NorthWestern to collect the revenue that it lost due to DSM activities.

As previously disclosed, NorthWestern has been recognizing LRAM revenues currently being collected from customers of approximately $7.1 million annually and deferring the remaining portion, pending an order from the MPSC. In light of the MPSC’s action yesterday, NorthWestern anticipates that the final order will prohibit it from recognizing any of this revenue prospectively. Once the MPSC issues its final order, NorthWestern will analyze it in detail and determine next steps as necessary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary

Date: September 11, 2015